Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-275917

OCEANEERING INTERNATIONAL, INC.

Offer to Exchange the Notes Set Forth Below Registered

Under the Securities Act of 1933, as amended, for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$200,000,000 6.000% Senior Notes due 2028 (CUSIP No. 675232 AD4)	$200,000,000 6.00% Senior Notes due 2028 (CUSIP Nos. 675232 AC6 and U6749M AA9)

Principal Terms of the Exchange Offer

This is an offer (the “exchange offer”) by Oceaneering International, Inc., a Delaware corporation (the “Company,” “we,” “us,” “our” or the “Registrant”), to exchange all outstanding unregistered Restricted Notes (as defined below) for an equal principal amount of the Company’s 6.000% Senior Notes due 2028 (the “Registered Notes”), the offer of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Company issued the unregistered 6.000% Senior Notes due 2028 (CUSIP Nos. 675232 AC6 and U6749M AA9) (the “Restricted Notes”) on October 2, 2023 in a private placement to eligible purchasers. The Restricted Notes constitute an additional issuance of our outstanding 6.000% Senior Notes due 2028 issued on February 6, 2018 pursuant to a prospectus supplement dated February 1, 2018 in an aggregate principal amount of $300,000,000 (the “2028 Notes”) and form a single series with such notes. The Restricted Notes are not fungible for U.S. federal income tax purposes with, do not trade interchangeably with and bear a different CUSIP number from the 2028 Notes.

The exchange offer expires at 5:00 p.m., New York City time, on January 24, 2024, unless the Company extends the offer. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the exchange offer. The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency. The exchange offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange.

Principal Terms of the Registered Notes

The terms of the Registered Notes to be issued in the exchange offer are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in the annual interest rate for failure to comply with the Registration Rights Agreement (as defined herein). Both the Registered Notes and the Restricted Notes that are not exchanged in the exchange offer will be treated as a single series of debt securities under the Indenture (as defined below), pursuant to which the Restricted Notes were, and the Registered Notes will be, issued, along with any additional notes issued pursuant to the Indenture.

The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. The Company does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated. The Registered Notes together with the 2028 Notes will constitute a single series of debt securities under the Indenture but will not be fungible for U.S. federal income tax purposes with, will not trade interchangeably with and will bear a different CUSIP number from the 2028 Notes.

The Registered Notes will be unsecured and will rank equally with all existing and future senior and unsubordinated indebtedness of the Company. The Registered Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries. The Registered Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer involves risks. You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 90 days after the date on which the registration statement relating to the Registered Notes and the exchange offer is declared effective, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Registered Notes or the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2023.

The Company has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. The Company does not take any responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to offer or sell these securities.

No person is authorized in connection with this exchange offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. The information contained in this prospectus speaks only as of its date and the information in documents incorporated by reference in this prospectus speak only as of the respective dates of those documents or the dates on which they were filed with the SEC, as applicable. The business, financial condition, results of operations and prospectus of the Company may have changed since such dates.

This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Registered Notes and participate in the exchange offer solely on information contained or incorporated by reference in this prospectus.

No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

We have filed with the SEC a registration statement on Form S-4 (File No. 333-275917) with respect to the exchange offer and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about the Company, the exchange offer and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. For a listing of documents incorporated by reference herein, see the section entitled “Incorporation by Reference.” Statements the Company makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When the Company makes such statements, the Company refers you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The prospectus incorporates important business and financial information about the Company that

i

is not included in or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge upon oral or written request to:

Oceaneering International, Inc.

5875 North Sam Houston Parkway West, Suite 400

Attention: Corporate Secretary

Telephone: (713) 329-4500

In order to ensure timely delivery, you must request the information no later than January 17, 2024, which is five business days before the expiration of the exchange offer.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections and estimates concerning the timing and success of specific projects and our future orders, revenue, income and capital spending. Forward-looking statements are generally accompanied by words such as “estimate,” “plan,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “forecast,” “budget,” “goal,” “may,” “should,” or other words that convey the uncertainty of future events or outcomes. In particular, these forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	our business strategy;

•	industry conditions and commodity pricing;

•	seasonality;

•

our expectations about future results of operations, items below the income from operations line and segment operating results, and the factors underlying those expectations, including our expectations about demand and pricing for our energy services and products;

•	increased costs to operate our business, including the availability and market for our chartered vessels;

•	future demand, order intake and business activity levels, including for firm workload and spot charters;

•	tax refunds, including under the U.S. Coronavirus Aid, Relief, and Economic Security Act, and the expected timing thereof;

•	our backlog, to the extent backlog may be an indicator of future revenue or productivity;

•	the impacts of the COVID-19 pandemic on our business;

•	projections relating to floating rig demand and subsea tree installations;

•	the adequacy of our liquidity, cash flows and capital resources to support our operations and internally generated growth initiatives;

•	the collectability of accounts receivable and realizability of contract assets at the amounts reflected on our most-recent balance sheet;

•	our cash tax payments and projected capital expenditures;

•	the condition of debt markets, our possible future debt repurchases and future disclosures regarding the same;

•	our plans for future operations (including planned additions to and retirements from our remotely operated vehicle (“ROV”) fleet);

•	our ability and intent to redeem Angolan bonds and repatriate cash;

•	our expectations regarding shares that may be repurchased under our share repurchase plan;

•	our expectations regarding the implementation of new accounting standards and related policies, procedures and controls;

•	our expectations about our ROV fleet utilization in the future;

•	our expectations about the balance between energy transition and energy security;

•	our expectations regarding the effect of inflation in the near future; and

•

other factors we discuss in “Risk Factors” beginning on page 15 of this prospectus and in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference, and in other reports we file from time to time with the SEC that are incorporated herein by reference.

These forward-looking statements speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

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factors affecting the level of activity in the energy industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth and the supply and demand of offshore drilling rigs;

•	actions by members of the Organization of Petroleum Exporting Countries and other oil exporting countries;

•	decisions about offshore developments to be made by oil and gas exploration, development and production companies;

•	decisions about offshore developments to be made by offshore renewables companies;

•	the use of subsea completions and our ability to capture a share of the associated market;

•	factors affecting the level of activity in our government businesses, including decisions on spending and funding by the U.S. Government;

•	factors affecting the level of activity in our entertainment businesses, including decisions on capital expenditure decisions by entertainment business customers, such as theme park operators;

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general economic and business conditions and industry trends, including the ongoing transition to alternative sources of energy to reduce worldwide emissions of carbon dioxide and other “greenhouse gases” and the effects of inflation;

•	the strength of the industry segments in which we are involved;

•	the adverse impacts of the COVID-19 pandemic and the governmental, customer, supplier and other responses to the pandemic;

•	cancellations of contracts, change orders and other contractual modifications and the resulting adjustments to our backlog;

•	collections from our customers;

•	the availability and increased costs of chartered vessels;

•	our future financial performance, including as a result of the availability, terms and deployment of capital;

•	the consequences of significant changes in currency exchange rates;

•	the volatility and uncertainties of credit markets;

•	our ability to comply with covenants in our credit agreements and other debt instruments and the availability, terms and deployment of capital;

•	changes in tax laws, regulations and interpretation by taxing authorities;

•

changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment (including pollution and climate change) and privacy and data protection;

•	the continued availability of qualified personnel and our ability to attract and retain those qualified personnel;

•	our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources;

•	increases in material costs on long-term projects at prices higher than originally forecast;

•	operating risks normally incident to offshore exploration, development and production operations;

•	hurricanes and other adverse weather and sea conditions;

•	cost and time associated with drydocking of our vessels;

•	the highly competitive nature of our businesses;

•	adverse outcomes from legal or regulatory proceedings;

•	our ability to protect our intellectual property rights and avoid infringement of third-party intellectual property rights;

•	the risks associated with integrating businesses we acquire;

•	the risks associated with a hybrid and remote workforce;

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the risks associated with the use of information technology systems, including cybersecurity risks such as data security breaches and incidents, and the risks associated with failures to protect personal information and other regulated data in accordance with applicable legal requirements and binding contractual provisions;

•	rapid technological changes; and

•	social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks.

All of the forward-looking statements we make in connection with this prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023, Current Reports on Form 8-K and other filings we make with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors,” “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offer or the Registered Notes, including information that may be important to you. To better understand our business and financial position, you should carefully review this entire document and the documents incorporated by reference herein, including the information under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information.”

Our Company

Oceaneering International, Inc. is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing and entertainment industries. Oceaneering was organized as a Delaware corporation in 1969 out of the combination of three diving service companies founded in the early 1960s. Since our establishment, we have concentrated on the development and marketing of underwater services and products to meet customer needs requiring the use of advanced technology. The continued evolution of applying our advanced technologies has expanded our presence into numerous adjacent markets focused on autonomous robotics. We believe we are one of the world’s largest underwater services contractors. The services and products we provide to the energy industry include remotely operated vehicles, survey and positioning services, specialty subsea hardware, engineering and project management, subsea intervention services, including manned diving, seabed preparation and asset integrity and non-destructive testing services. Our foreign operations, principally in Africa, Norway, United Kingdom, Brazil, Asia and Australia, accounted for approximately 53% of our revenue, or $1.1 billion, for the year ended December 31, 2022.

Our principal executive offices are located at 5875 North Sam Houston Parkway, Suite 400, Houston, Texas 77086, and our telephone number at that location is (713) 329-4500.

Our Business

Our business segments are contained within two businesses—services and products provided primarily to the oil and gas industry, and to a lesser extent, the mobility solutions and offshore renewables industries, among others (“Energy”), and services and products provided to non-energy industries (“Aerospace and Defense Technologies”). Our four business segments within the Energy business are Subsea Robotics, Manufactured Products, Offshore Projects Group and Integrity Management & Digital Solutions. We report our Aerospace and Defense Technologies business as one segment.

Energy. The primary focus of our Energy business over the last several years has been toward instituting operational efficiency programs that leverage our asset base and capabilities for providing services and products predominantly for offshore energy operations and subsea completions, inclusive of our customers’ capital and operating budgets. Our efforts in our Energy business have always focused on efficiency and safety, which in turn has led to environmental and other benefits, including assisting our customers to reduce their carbon emissions in exploring for, developing and producing oil and natural gas and in addressing the ongoing energy transition. We are also focusing on opportunities to develop and deploy our capabilities to grow business in offshore wind installations (both fixed and floating), nuclear, hydrogen and carbon-capture-and-sequestration markets and tidal energy solutions, as well as expanding our asset integrity management and digital solutions for those markets.

Subsea Robotics. Our Subsea Robotics segment consists of our ROVs, survey services and ROV tooling businesses. We provide ROVs, which are tethered submersible vehicles remotely operated from the surface, to customers in the offshore energy industry for drill support and vessel-based services, including subsea hardware installation, construction, pipeline inspection, survey and facilities inspection, maintenance and repair (“IMR”). We design, build, retrofit and upgrade our new and existing ROVs at in-house facilities, the largest of which is in Morgan City, Louisiana. In 2022, we retired ten of our conventional work-class ROV systems and replaced them with eight upgraded conventional work-class ROV systems and two IsurusTM work-class ROV systems (which are capable of operating in high-current conditions and are ideal for renewables projects and high-speed surveys), which are currently engaged in renewables work. We retired five of our conventional work-class ROV systems and replaced them with five upgraded conventional work-class ROV systems during the nine months ended September 30, 2023, resulting in a total of 250 ROVs in our ROV fleet as of September 30, 2023.

In 2019, we began deploying our battery-operated Liberty electric ROV (“E-ROV”) system, which we developed to address customer objectives regarding cost efficiencies, safety, personnel shortages and environmental considerations. The E-ROV system allows our customers to reduce carbon dioxide and other “greenhouse gas” emissions associated with offshore production operations. This system does not require a dedicated vessel to be on standby during ROV operations and reduces the need for ROV and other vessel-based personnel to be transported to and from marine vessels and offshore platforms, making the system more cost-efficient and safer for customer personnel. We intend to continue to expand our remote service offerings in this segment given the potentially significant savings both financially and in CO2 emissions available from the Liberty and the IsurusTM systems and other E-ROV systems we are developing.

Manufactured Products. Our Manufactured Products segment provides distribution systems, such as production control umbilicals and connection systems made up of specialty subsea hardware, and provides turnkey solutions that include project management, engineering design, fabrication/assembly and installation of autonomous mobile robotic technology to industrial, manufacturing, healthcare, warehousing and commercial theme park markets.

We provide various types of subsea umbilicals through our Umbilical Solutions division from plants in the United States, Scotland and Brazil. Offshore operators use umbilicals to control subsea wellhead hydrocarbon flow rates, monitor downhole and wellhead conditions and perform chemical injection. Subsea umbilicals are also used to provide power and fluids to other subsea processing hardware, including pumps and gas separation equipment.

Offshore Projects Group. Our Offshore Projects Group (“OPG”) segment provides a broad portfolio of integrated subsea project capabilities and solutions as follows:

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subsea installation and intervention, including riserless light well intervention services, IMR services, principally in the U.S. Gulf of Mexico and offshore Angola, utilizing owned and chartered vessels;

•	installation and workover control systems and ROV workover control systems;

•	diving services;

•	decommissioning services;

•	project management and engineering; and

•	drill pipe riser services and systems and wellhead load relief solutions.

Our OPG segment provides vessel-based services principally in the U.S. Gulf of Mexico and offshore Angola, utilizing a fleet consisting of three owned and four chartered dynamically positioned deepwater vessels with integrated high-specification work-class ROVs onboard, and two owned shallow-water diving support and survey vessels, other spot-chartered vessels and other assets. Our owned vessels are Jones Act-compliant. The dynamically positioned vessels are equipped with thrusters that allow them to maintain a constant position at a location without the use of anchors. They are used in the IMR of subsea facilities, pipeline or flowline tie-ins, pipeline crossings and installations. These vessels can also carry and install equipment or umbilicals required to bring subsea well completions into production (tie-back to production facilities). We utilize a mix of short-term, spot and long-term charters.

Integrity Management & Digital Solutions. Through our Integrity Management & Digital Solutions segment, we offer a wide range of asset integrity services to customers worldwide to help ensure the safety of their facilities onshore and offshore, while reducing their unplanned maintenance and repair costs. We also provide third-party inspections to satisfy contractual structural specifications, internal safety standards or regulatory requirements. We provide these services principally to customers in the oil and gas, petrochemical and power generation industries. In the United Kingdom, we provide Independent Inspection Authority services for the oil and gas industry, which include first-pass integrity evaluation and assessment and nondestructive testing services. We use a variety of technologies to perform pipeline inspections, both onshore and offshore. In our digital services, we focus on maritime and energy software offerings and forming key partnerships to expand our capabilities and market reach.

Aerospace and Defense Technologies. Our Aerospace and Defense Technologies segment provides engineering services and manufacturing to the U.S. Department of Defense, NASA and major government contractors. We work with our customers to understand their specialized requirements, identify and mitigate risks, and provide them value-added, maintainable, safe and certified solutions. The segment’s largest customer is the U.S. Government with the U.S. Navy and NASA being the primary agencies supported. For the U.S. Navy, we perform engineering services, prototype design building services and repair and maintenance services on submarines and surface ships. We support space exploration and technology development by providing our products and services to NASA, aerospace contractors and commercial space companies. Our U.S. Navy and NASA-related activities substantially depend on continued government funding.

The Exchange Offer

Background	On October 2, 2023, we (i) issued the Restricted Notes and (ii) in connection with the issuance of the Restricted Notes, entered into a registration rights agreement with the initial purchasers with respect to the Restricted Notes (the “Registration Rights Agreement”). We are offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy our obligations under the Registration Rights Agreement to holders of the Restricted Notes.

After the exchange offer is complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes, except in the limited circumstances described in the Registration Rights Agreement.

Exchange Offer	We are offering to exchange the Restricted Notes for a like principal amount of Registered Notes, the offer of which has been registered under the Securities Act.

The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Restricted Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the headings “The Registered Notes” and “Description of the Registered Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offer” for further information regarding the exchange offer and resale of the Registered Notes.

Resales	Based on interpretations by the staff of the SEC set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), the Company believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the Registered Notes in the ordinary course of business;

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•	you are not an “affiliate” of the Company as defined in Rule 405 of the Securities Act.

By completing and submitting the letter of transmittal and exchanging your Restricted Notes for Registered Notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”

Any holder of Restricted Notes who:

•	is an affiliate of the Company as defined in Rule 405 of the Securities Act;

•	does not acquire the Registered Notes in the ordinary course of its business; or

•

cannot rely on the position of the staff of the SEC expressed in the no-action letters to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. The Company will not assume, nor will the Company indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

If for any reason the exchange offer is not completed on or prior to September 26, 2024 or if, following such date, the Company receives a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement, then the Company will be required to use commercially reasonable efforts to file and cause to become effective a shelf registration statement under the Securities Act which would cover resales of the registrable securities held by such persons. See “Terms of the Exchange Offer—Additional Obligations.”

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on January 24, 2024, or such later date and time to which the Company extends it. The Company does not currently intend to extend the expiration time for the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to the following conditions, which the Company may waive:

•	the exchange offer does not violate applicable law, rule, regulation or applicable interpretations of the staff of the SEC; and

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there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to the exchange offer, which, in the Company’s judgment, could reasonably be expected to impair the Company’s ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Restricted Notes	If you wish to accept and participate in the exchange offer, you must complete and submit the accompanying letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, together with the Restricted Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. Because you hold Restricted Notes through The Depository Trust Company (“DTC”), if you wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.

By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to the Company that, among other things:

•	any Registered Notes that you receive will be acquired in the ordinary course of business;

•

you do not engage in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act;

•

if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes, such Restricted Notes were acquired as a result of market-making activities and you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•	you are not an “affiliate” of the Company as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender the Restricted Notes on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time of the exchange offer.

If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, contact Euroclear or Clearstream directly to ascertain the procedures for tendering Restricted Notes and comply with such procedures.

Withdrawal of Tenders	Tenders of the Restricted Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offer—Exchange Agent” before the expiration time of the exchange offer.

Acceptance of the Restricted Notes and Delivery of the Registered Notes	If all of the conditions to the completion of the exchange offer are satisfied, the Company will accept any and all Restricted Notes that are properly tendered in the exchange offer and not properly withdrawn before the expiration time. The Company will return any Restricted Notes that the Company does not accept for exchange to its registered holder at the Company’s expense promptly after the expiration time. The Company will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of the Restricted Notes. See “Terms of the Exchange Offer—Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”

Effect on Holders of the Restricted Notes	As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the exchange offer, the Company will have fulfilled an obligation contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the exchange offer, such holder will continue to hold its Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture (as defined below), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer. See “Terms of the Exchange Offer—Purpose and Effect of the Exchange Offer.”

Consequences of Failure to Exchange	All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the exchange offer. Following consummation of the exchange offer, the Company will not be required to register under the Securities Act any Restricted Notes that remain outstanding, except in the limited circumstances provided under the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the exchange offer, it may become more difficult to sell or transfer your Restricted Notes and the market value of your Restricted Notes will likely be adversely affected because of a smaller float and reduced liquidity. See “Terms of the Exchange Offer—Additional Obligations” and “Risk Factors.”

Material U.S. Federal Income Tax Considerations	The exchange of Restricted Notes for Registered Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	Computershare Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “Terms of the Exchange Offer—Exchange Agent.”

The Registered Notes

The terms of the Registered Notes are summarized below. This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see the discussion under the heading “Description of the Registered Notes.” Unless the context requires otherwise, the terms the “Company,” “we,” “our” and “us” refer to Oceaneering International, Inc. and its consolidated subsidiaries as of September 30, 2023. Other than the restrictions on transfer and additional interest provisions, the Registered Notes will have the same terms as the Restricted Notes.

The Restricted Notes were, and the Registered Notes will be, issued by Oceaneering International, Inc. The following table sets forth the title (including interest rate), CUSIP numbers of the Restricted Notes, maturity date, aggregate principal amount and interest payment dates of the Registered Notes offered hereby. The Restricted Notes were, and the Registered Notes will be, issued pursuant to an existing indenture, dated November 21, 2014, between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, as supplemented by a second supplemental indenture, dated as of February 6, 2018 and by a third supplemental indenture dated as of October 2, 2023 (the “Supplemental Indenture”), each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Title (Including Interest Rate)	CUSIP Nos. of Restricted Notes	Maturity Date	Aggregate Principal Amount	Interest Payment Dates
6.100% Senior Notes	675232 AC6 and	February 1, 2028	$200,000,000	February 1 and
due 2028	U6749M AA9			August 1

Interest Payment Dates	Interest on the Registered Notes will be paid semi-annually in arrears on February 1 and August 1. Interest on the Registered Notes will accrue from August 1, 2023.

Optional Redemption	The Registered Notes to be issued in the exchange offer will have the same optional redemption provisions as the Restricted Notes.

We may redeem all or part of the Registered Notes at any time prior to maturity. If the relevant redemption date occurs prior to November 1, 2027 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest up to but not including the redemption date plus a “make-whole premium.” If the relevant redemption date occurs on or after November 1, 2027 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest up to but not including the redemption date (with no make-whole premium).

For more information on the redemption provisions of the Registered Notes, see “Description of the Registered Notes—Optional Redemption.”

Certain Covenants	The Indenture relating to the Registered Notes contains limitations on our ability to incur debt secured by specified liens, enter into sale and leaseback transactions and to engage in specified merger, consolidation or reorganization transactions. See “Description of the Registered Notes—Certain Covenants.”

These covenants are identical to those applicable to the Restricted Notes to be exchanged in the exchange offer.

Ranking	The Registered Notes, when issued, will be unsecured and will rank equally with all of Oceaneering’s existing and future senior and unsubordinated debt, and senior to any of our future subordinated debt. Secured debt (including obligations with respect to our senior secured revolving credit facility) will be effectively senior to the Registered Notes to the extent of the value of the assets securing such debt. The Registered Notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to all existing and future indebtedness of our subsidiaries.

As of September 30, 2023, we had no outstanding secured indebtedness, no outstanding indebtedness expressly subordinated to the notes, and outstanding unsecured indebtedness in the principal amount of $500 million, and our subsidiaries had no outstanding indebtedness for borrowed money (excluding intercompany debt). As of September 30, 2023, we had borrowing capacity of $215 million under our senior secured revolving credit facility, all of which was undrawn.

See “Description of the Registered Notes—Ranking.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, we will receive in exchange Restricted Notes in like principal amount, which will be cancelled and, as such, issuing the Registered Notes will not result in any increase in our indebtedness.

Trustee, Registrar and Paying Agent	Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association).

Minimum Denominations	The Registered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	For a discussion of factors you should carefully consider before deciding to invest in the Registered Notes, see “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” beginning on pages 1 and 15, respectively, of this prospectus, and the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, which documents are incorporated by reference in this prospectus.

Lack of Public Market	The Registered Notes are new securities and are not listed on any national securities exchange or any automated quotation system. We cannot provide any assurance about:

•	the liquidity of any markets that may develop for the Registered Notes;

•	your ability to sell the Registered Notes; or

•	the prices at which you will be able to sell the Registered Notes.

Future trading prices of the Registered Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the ratings of the Registered Notes; and

•	the market for similar securities.

We do not intend to apply for listing of the Registered Notes on any securities exchange or for quotation on any dealer quotation system. The Registered Notes together with the 2028 Notes will constitute a single series of debt securities under the Indenture but will not be fungible for U.S. federal income tax purposes with, will not trade interchangeably with and will bear a different CUSIP number from the 2028 Notes.

Governing Law	The Indenture is, and the Registered Notes will be upon issuance, governed in accordance with the laws of the State of New York.

RISK FACTORS

Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors discussed below and included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023. See “Where You Can Find More Information” and “Cautionary Statement Regarding Forward-Looking Information.”

Risks Related to the Registered Notes

The Registered Notes will be exclusively obligations of Oceaneering International, Inc. and not of its subsidiaries, and payments to holders of the Registered Notes will be effectively subordinated to the claims of such subsidiaries’ creditors.

The Registered Notes will be exclusively obligations of Oceaneering International, Inc. and not our subsidiaries. We conduct a substantial part of our operations through our subsidiaries, and our subsidiaries generate a significant part of our operating income and cash flow. As a result, our cash flow and ability to service our debt, including the Registered Notes, are dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Registered Notes or to make funds available to them to do so. In addition, contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the Registered Notes. Further, holders of the Registered Notes will have a position junior to the claims of creditors of our subsidiaries on their assets and earnings. Oceaneering International, Inc. and its subsidiaries are permitted under the terms of the indenture governing the Registered Notes to incur additional indebtedness or otherwise enter into agreements that may restrict or prohibit our subsidiaries from the making of distributions, the payment of dividends or the making of loans to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries and our subsidiaries’ other agreements will permit such subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Registered Notes when due. In addition, the indenture allows us to create new subsidiaries and invest in such subsidiaries, all of whose assets you will not have any claim against. As of September 30, 2023, our subsidiaries had no outstanding indebtedness for borrowed money (excluding intercompany debt).

Payments on the Registered Notes will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The Registered Notes will represent our unsecured obligations. As of September 30, 2023, we had no outstanding secured indebtedness, and outstanding unsecured indebtedness in the principal amount of approximately $500 million. As of September 30, 2023, we had borrowing capacity of $215 million under our senior secured revolving credit facility, all of which was undrawn. Holders of our future secured indebtedness under our senior secured revolving credit facility will have claims with respect to certain assets constituting collateral for their indebtedness that are prior to your claims on such assets under the Registered Notes. In the event of a default on the Registered Notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness and obligations secured thereby before they would be available to satisfy obligations with respect to the Registered Notes. Accordingly, our secured indebtedness will be effectively senior to the Registered Notes to the extent of the value of the collateral securing that indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding, our secured creditors will have a superior claim to their respective collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the Registered Notes. Holders of the Registered Notes will participate ratably with all holders of our senior unsecured indebtedness and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of Registered Notes may receive less, ratably, than our secured creditors. The terms of the indenture limit our ability to create, assume or allow to exist any debt secured by a lien upon certain properties. However, these limitations are subject to numerous exceptions. See “Description of the Registered Notes—Certain Covenants.”

An active trading market for the Registered Notes may not develop or if developed, be maintained.

The Registered Notes will not be listed on any securities exchange or quoted on any automated quotation system. We do not intend to apply for a listing of the Registered Notes on any securities exchange or for quotation of the Registered Notes on any automated quotation system. In addition, the Registered Notes will not be fungible for U.S. federal income tax purposes and will not trade interchangeably with the 2028 Notes (upon settlement and, accordingly, the trading market may be limited. The initial purchasers of the Restricted Notes have advised us that they currently intend to continue to make a market in the Registered Notes. However, they are not obligated to do so, and the ability of the initial purchasers to make a market in the Registered Notes may be impacted by changes in any regulatory requirements (including as a result of regulatory developments such as the SEC’s interpretation of Rule 15c2-11 and its application to debt securities) applicable to the marketing, holding and trading of, and issuing quotations with respect to, the Registered Notes. Furthermore, market-making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. To the extent that an active trading market for the Registered Notes does not develop, the liquidity and trading prices for the Registered Notes may be harmed. Thus, you may not be able to liquidate your investment rapidly or at all.

Even if an active trading market for the Registered Notes does develop, there is no guarantee that it will continue. In addition, if the Registered Notes are traded after their initial issuance, they may trade at a discount depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the Registered Notes.

The terms of the Registered Notes do not prevent us from incurring indebtedness, paying dividends and other distributions, repurchasing securities or entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Registered Notes. Also, we cannot assure you that our credit ratings will not be downgraded in the future. A negative change in our credit ratings could have an adverse effect on the trading price of the Registered Notes.

We may not be able to purchase your Registered Notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of the Registered Notes—Change of Control Repurchase Offer”), we will be required to offer to purchase each holder’s Registered Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. We may not have sufficient financial resources to purchase all of the Registered Notes that holders tender to us upon a Change of Control Repurchase Event. The occurrence of a Change of Control could also constitute an event of default under any of our other debt agreements. In addition, even if sufficient funds were otherwise available, the terms of our Credit Agreement, dated as of April 8, 2022, among us, as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended, the “Credit Agreement”), or other indebtedness may prohibit us from prepaying the Registered Notes before their scheduled maturity. Consequently, if we are not able to prepay the outstanding debt under our Credit Agreement or other indebtedness containing such restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations, resulting in a default under the indenture.

See “Description of the Registered Notes—Change of Control Repurchase Offer.”

To service our indebtedness, we will use a substantial amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the Registered Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and future borrowings under our credit facility will be sufficient to enable us to pay our indebtedness, including the Registered Notes, and to fund our other liquidity needs.

Redemption may adversely affect your return on the Registered Notes.

The Registered Notes are redeemable at any time at our option, and therefore we may choose to redeem some or all of the Registered Notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Registered Notes being redeemed.

An increase in market interest rates could result in a decrease in the market value of the Registered Notes.

In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market value of the Registered Notes may decline. We cannot predict the future level of market interest rates.

Risks Related to the Exchange Offer

You may have difficulty selling the Restricted Notes that you do not exchange.

If you do not exchange your Restricted Notes for Registered Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for registered notes, except in the limited circumstances provided under the Registration Rights Agreement. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. Following consummation of the exchange offer, we do not intend to register under the Securities Act Restricted Notes that are not exchanged. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Restricted Notes. See “Terms of the Exchange Offer—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.

Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the exchange offer will be substantially limited. Any Restricted Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Restricted Notes outstanding. Following the exchange offer, if you do not tender your Restricted Notes, you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes or resells Registered Notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

You must comply with the exchange offer procedures in order to receive freely tradable Registered Notes.

Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the exchange offer will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the Restricted Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Restricted Notes.

Consummation of the exchange offer may not occur.

The exchange offer is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the exchange offer. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to the exchange offer, no assurance can be given that the exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offer at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to the exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the exchange offer or the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, we will receive in exchange Restricted Notes in like principal amount, which will be cancelled, and, as such, issuing the Registered Notes will not result in any increase in our indebtedness.

TERMS OF THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the initial purchasers of the Restricted Notes entered into a Registration Rights Agreement with respect to the Restricted Notes on October 2, 2023. Pursuant to the Registration Rights Agreement, we agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on Form S-4 with respect to a registered offer to exchange the Restricted Notes for a like aggregate principal amount of Registered Notes, with terms substantially identical in all material respects to the Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate for failure to comply with the Registration Rights Agreement) and (2) cause the registration statement to be declared effective under the Securities Act by September 26, 2024. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-275917) with respect to the exchange offer and the Registered Notes. We agreed to use commercially reasonable efforts to complete the exchange offer promptly after the registration statement is declared effective by the SEC. In the event that we determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, the exchange offer is not completed on or prior to September 26, 2024, or if, in certain circumstances, we receive a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement, then we will be required to use commercially reasonable efforts to file and cause to become effective a shelf registration statement under the Securities Act that would cover resales of the registrable securities held by such persons.

After the SEC declares this exchange offer registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) from the date we mail or electronically deliver notice of the exchange offer to the holders of the Restricted Notes. For each Restricted Note surrendered to us pursuant to the exchange offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on the Registered Notes will be payable semi-annually and will accrue from August 1, 2023. Holders of the Registered Notes will receive the same interest payments that they would have received with respect to the Restricted Notes had they not accepted the exchange offer (except that the terms of the Registered Notes will not include an increase in annual interest rate for failure to comply with the Registration Rights Agreement).

Under existing SEC interpretations, the Registered Notes acquired in the exchange offer by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, has no arrangement or understanding to participate in the distribution of the Registered Notes and is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers (“participating broker-dealers”) receiving Registered Notes in a registered exchange offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with the prospectus contained in the exchange offer registration statement relating to such Registered Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 90 days after the date on which the registration statement is declared effective, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

A holder of Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes in the exchange offer will be required to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company and (4) if such holder is a broker-dealer that will receive the Registered Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

The Registration Rights Agreement provides, among other things, that a “registration default” will occur if the exchange offer is not for any reason completed by September 26, 2024 (or, if required, the applicable shelf registration statement is not declared effective by the SEC on or prior to such date), or if any shelf registration statement required by the Registration Rights Agreement has been declared effective and thereafter either ceases to be effective or the related prospectus ceases to be usable at any time during the required effectiveness period (subject to certain exceptions), and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. In that case, the annual interest rate borne by the Restricted Notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or such registration statement and related prospectus become effective or usable again. See “Exchange Offer; Registration Rights.”

Resale of Registered Notes

Based on the position that the staff of the SEC enunciated in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), the Registered Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “—Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “—Additional Obligations” below.

A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of up to 90 days after the date on which the registration statement is declared effective, we will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the exchange offer. In exchange for each Restricted Note surrendered in the exchange offer, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.

The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Restricted Notes. Consequently, both the Registered Notes and the Restricted Notes that are not exchanged in the exchange offer will be treated as a single series of debt securities under the Indenture for all purposes of the Indenture, along with the 2028 Notes and any additional notes issued pursuant to the Indenture in the future.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange.

There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offer will remain outstanding, will continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from us and delivering the Registered Notes to such holders. Subject to the terms of the exchange offer and the Registration Rights Agreement, we expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any Restricted Notes not previously accepted for exchange.

We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offer. It is important that you read the section titled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Time; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on January 24, 2024, unless, in our sole discretion, we extend the expiration time of the exchange offer.

In order to extend the exchange offer, we will notify the exchange agent in writing of any extension of the exchange offer. We will notify registered holders of the Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes due to an extension of the exchange offer;

•

to extend the exchange offer or to terminate the exchange offer and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Restricted Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Restricted Notes. In addition, we will extend the exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Restricted Notes for exchange, if:

•	the exchange offer would violate any applicable law, rule, regulation or applicable interpretations of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the Restricted Notes as promptly as practicable. During any such extensions, all Restricted Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to the exchange offer will apply to all of the outstanding Restricted Notes and not only to particular Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering the Restricted Notes

Except as described below, a holder tendering Restricted Notes must, prior to 5:00 p.m., New York City time, on the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or

•	if Restricted Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.

In addition, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Restricted Notes to anyone other than the exchange agent.

If the holder is a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:

•	by a registered holder of the Restricted Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.

We will reasonably determine all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note before the expiration time. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured before the expiration time of the exchange offer. None of the Company, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes. None of the Company, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.

If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•	the Registered Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•

if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

Upon satisfaction of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes validly tendered and not validly withdrawn. We will issue the Registered Notes promptly after the expiration of the exchange offer and acceptance of the Restricted Notes. See “—Conditions to the Exchange Offer” above. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.

For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes.

In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the exchange agent of:

•	book-entry confirmation of the deposit of the Restricted Notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the exchange offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Registered Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.

Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of the Restricted Notes and the CUSIP number of the Restricted Notes) and, where Restricted Notes have been transmitted, specify the name in which the Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the Trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.

If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, the Restricted Notes will be credited to an account maintained with DTC for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “—Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.

Exchange Agent

Computershare Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:

Computershare Trust Company, N.A.

By Registered or Certified Mail, Overnight Delivery

1505 Energy Park Drive

St. Paul, MN 55108

Attention: CTSO Mail Operations

For Information Call:

(800) 344-5128

For Facsimile Transmission (for Eligible Institutions only):

(877) 407-4679

Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed under the Registration Rights Agreement to pay any and all expenses incident to our performance of or compliance with the Registration Rights Agreement, excluding the fees and expenses of counsel to the holders of the Restricted Notes or any underwriters (in the event that any participating holders sell Restricted Notes to any underwriters for reoffering to the public) and underwriting discounts and commissions, brokerage commissions and transfer fees, and we will indemnify and hold harmless the holders of the Restricted Notes (including the initial purchasers, among other persons) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by us. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

Consequences of Failure to Exchange

Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the exchange offer will remain subject to the restrictions on transfer of the Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the exchange offer. Any holder who tenders Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Registered Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—You may have difficulty selling the Restricted Notes that you do not exchange.”

Accounting Treatment

We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will expense the costs of the exchange offer and amortize the remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.

Additional Obligations

In the Registration Rights Agreement, we agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders thereof if, for any reason, the exchange offer is not completed on or prior to September 26, 2024 or if, following such date, we receive a written request from certain holders of the Restricted Notes for the filing of a shelf registration statement. In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE REGISTERED NOTES

The Restricted Notes were, and the Registered Notes will be, issued under an existing indenture, dated November 21, 2014, between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture dated February 6, 2018 and by a third supplemental indenture dated October 2, 2023 (the “Indenture”). We have summarized selected portions of the Indenture and the Notes below. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture and the Notes. We urge you to read the Indenture and the Notes, because these documents define your rights as holders of the notes. Additionally, copies of the Indenture are available without charge upon request to us at the address provided in the section entitled “Where You Can Find More Information.” You will find the definitions of certain capitalized terms used in this section under the heading “—Certain Definitions.” In this “Description of the Registered Notes,” all references to “Oceaneering,” “we” or “us” mean Oceaneering International, Inc. only, unless we state otherwise or the context clearly indicates otherwise. Unless the context requires otherwise, when we refer to “notes” in this “Description of the Registered Notes,” we mean collectively the 2028 Notes, the Restricted Notes and the Registered Notes.

On February 6, 2018, we issued $300,000,000 aggregate principal amount of the 2028 Notes. The Restricted Notes are, and the Registered Notes will be, treated as a single series and will vote together as a single class with the 2028 Notes, and will have identical terms and conditions as the 2028 Notes, other than the issue date, the initial interest accrual date, the first interest payment date, the offering price and the CUSIP number. The Restricted Notes are not, and the Registered Notes will not be, fungible for U.S. federal income tax purposes and do not and will not trade interchangeably with the 2028 Notes upon settlement.

General

The following table sets forth the title (including the interest rate), CUSIP number, maturity date, maximum aggregate principal amount, interest payment dates and record dates of the Registered Notes offered.

Title (Including Interest Rate)	CUSIP No.	Maturity Date	Maximum Aggregate Principal Amount	Interest Payment Dates	Record Date
6.000% Senior Notes due 2028	675232 AD4	February 1, 2028	$200,000,000	February 1 and August 1	January 15 and July 15

The Registered Notes will constitute a single series of senior debt securities under the Indenture with the 2028 Notes and the Restricted Notes. We may, from time to time, without giving notice to or seeking the consent of the existing holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the Registered Notes issued in this exchange offer and the Restricted Notes and 2028 Notes previously issued, except for the issue date, the offering price and, if applicable, the date from which interest will accrue. Any additional notes, including the Registered Notes, having such similar terms together with the 2028 Notes will constitute a single series of debt securities under the Indenture. We may also from time to time repurchase the notes in open market purchases, by tender offer or in negotiated transactions without prior notice to holders.

The Registered Notes will mature on February 1, 2028 and bear interest at the rate of 6.000% per annum. Interest on the Registered Notes will accrue from August 1, 2023. Interest on the Registered Notes will be paid semi-annually on February 1 and August 1 to the holders of record at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Principal is payable, and notes may be presented for registration of transfer and exchange, without service charge, at our office or agency in New York, New York or St. Paul, Minnesota, which is initially the office or agency of the Trustee in New York, New York or St. Paul, Minnesota. See “—Book-Entry Delivery and Settlement.”

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance, redemption or repurchase of securities by us, other than as described below under “—Certain Covenants.” The indenture does not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a fundamental change, other than as discussed below under “—Change of Control Repurchase Offer.” The notes are not obligations of, and are not guaranteed by, any of our existing or future subsidiaries.

The notes are not subject to a sinking fund provision.

Ranking and Additional Debt

The notes are our general unsecured obligations and rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equally in right of payment with all of our existing and future senior indebtedness that is not so subordinated; and

•

effectively junior to any of our secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all secured and unsecured liabilities of our subsidiaries.

The Indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. We may issue debt securities under the indenture from time to time in the same or separate series, each up to the aggregate amount we authorize from time to time for that series. As of September 30, 2023, we would have had no outstanding secured indebtedness, no outstanding indebtedness expressly subordinated to the notes, and outstanding unsecured indebtedness in the principal amount of $500 million, and our subsidiaries would have had no outstanding indebtedness for borrowed money (excluding intercompany debt). As of September 30, 2023, we had borrowing capacity of $215 million under our senior secured revolving credit facility, all of which was undrawn.

Subject to exceptions, and subject to compliance with the applicable requirements, set forth in the Indenture, we may discharge our obligations under the Indenture with respect to the Registered Notes as described below under “—Defeasance.”

Optional Redemption

The notes are redeemable at our option, at any time or from time to time, in whole or in part, on any date prior to maturity in minimum principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If the relevant redemption date occurs prior to November 1, 2027 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but not including the redemption date plus a “make-whole premium.” If the relevant redemption date occurs on or after November 1, 2027 (three months prior to maturity), the redemption price payable will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but not including the redemption date (with no make-whole premium). Accrued and unpaid interest payable as part of any redemption price will exclude any interest that is payable in respect of a record date that occurs on or prior to the redemption date (and any such interest will instead be payable to holders of record on the applicable record date). The redemption price will never be less than 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date.

The amount of the make-whole premium with respect to any note (or portion of a note) to be redeemed (if applicable) will be equal to the excess, if any, of:

(i)	the sum of the present values, calculated as of the redemption date, of:

a.

the remaining scheduled payments of interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), and

b.	the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or its portion) being redeemed;

over

(ii)	the principal amount of the note (or its portion) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 40 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed by us as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and their successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers (defined below) specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of the notes to be redeemed on such date. If we are redeeming less than all the notes, the Trustee under the indenture must select the notes to be redeemed on a pro rata basis (or, in the case of notes represented by global securities, in accordance with DTC’s applicable procedures).

We will send a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. The Trustee may select for redemption notes and portions of notes in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

For the avoidance of doubt, the Trustee has no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the Indenture.

Change of Control Repurchase Offer

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described above, we will be required to make an offer to each holder of notes to repurchase all or, at the election of the holder, any part (in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will give notice to each holder, with a copy to the Trustee, in the manner provided in the indenture describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof);

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The provisions of the indenture do not afford holders of notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting Oceaneering that may adversely affect holders of notes, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of Oceaneering or its affiliates, or a transaction involving a recapitalization of Oceaneering, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding notes. See “—Modification and Waiver” below.

In addition, an offer to repurchase may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, after the public announcement of the Change of Control.

The foregoing provisions of the notes use the following defined terms.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(i)

the consummation of the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our wholly owned subsidiaries;

(ii)	the adoption of a plan relating to our liquidation, winding-up or dissolution; or

(iii)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (i) pursuant to such transaction we become a wholly owned subsidiary of such holding company and (ii) the holders of the Voting Stock of such holding company immediately following consummation of such transaction are the same as the holders of our Voting Stock immediately prior to consummation of such transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors (or persons performing similar functions).

Certain Covenants

Limitations on Liens

In the supplemental indenture, we have agreed that Oceaneering will not, and will not permit any of its subsidiaries to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, secured by a lien on any restricted property, or on capital stock of a restricted subsidiary, without effectively providing, concurrently with the incurrence, issuance, assumption or guarantee of such secured indebtedness, that the notes (together with, if Oceaneering shall so determine, any of its other indebtedness or the indebtedness of any such restricted subsidiary then existing or thereafter created ranking on a parity with the notes) shall be secured equally and ratably with (or prior to) such secured indebtedness. This covenant has exceptions that permit:

(1)	liens existing on the date of original issuance of the existing notes;

(2)

liens on property or assets of, or on any shares of stock, ownership interests in or indebtedness of (and any additions thereto, proceeds thereof and property in replacement or substitution thereof), any person existing at the time such person becomes a subsidiary (including a restricted subsidiary) of Oceaneering;

(3)

liens on property or assets (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or cost of construction, development, expansion or improvement thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the acquisition or completion of construction, development, expansion or improvement of such property or assets or its commencement of commercial operations for the purpose of financing all or any part of the purchase price or cost of construction, development, expansion or improvement thereof;

(4)	liens in favor of Oceaneering or any subsidiary of Oceaneering;

(5)	liens on any current assets that secure current liabilities;

(6)

liens in favor of the United States of America or any other sovereign entity, or any state, province or other political subdivision thereof, or any entity, department, agency, instrumentality or comparable authority thereof, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract, statute, law, rule or regulation;

(7)

liens to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such liens, including without limitation, liens to secure indebtedness of the pollution control or industrial revenue bond type;

(8)	liens to secure indebtedness issued or guaranteed by the United States, any state thereof, any foreign country or any department, agency or instrumentality of any such jurisdiction;

(9)	Permitted Liens; and

(10)

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses, inclusive; provided, that such extension, renewal or replacement lien shall be limited to all or a part of the same property or assets (and any additions thereto, proceeds thereof and property in replacement or substitution thereof) that secured the lien extended, renewed or replaced, plus improvements on such property or assets.

In addition, without securing the notes as described above, Oceaneering and its subsidiaries may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a “basket” (reduced by the then outstanding Attributable Debt related to any Sale and Leaseback Transaction (as defined below) as to which the requirements in clauses (2)(i) through (2)(iii) of the first paragraph of “—Restrictions on Sale and Leaseback Transactions” below have not been complied with) equal to 15% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, Oceaneering and its subsidiaries must include in the calculation of the “basket” amount all of our other secured debt that would otherwise be prohibited.

The foregoing covenant description and the related provisions of the indenture use the following defined terms.

“capital stock” means, with respect to any person, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in equity issued by that person.

“consolidated net tangible assets” means, as of any date of determination, the total amount of assets after deducting therefrom:

(i)

all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

(ii)

unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on the latest consolidated balance sheet of Oceaneering and its subsidiaries at the time of the determination and computed in accordance with U.S. generally accepted accounting principles.

“lien” means and includes any lien, pledge, mortgage, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Permitted Liens” means:

•

any statutory or governmental lien or a lien arising by operation of law, or any mechanics’, repairman’s, materialman’s, supplier’s, carrier’s, landlord’s, warehouseman’s, maritime or similar lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined lien that is incidental to construction, development, improvement or repair;

•	banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and arising in the ordinary course of business;

•	liens securing forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies;

•

the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license or permit or by any provision of law to purchase or to recapture, or to designate a purchaser of, any property;

•	liens for taxes and assessments that are not at the time delinquent or are delinquent but the validity of which are being contested at the time by us or any of our subsidiaries in good faith;

•	liens on, or to secure the performance of, leases and charters arising in the ordinary course of business;

•	liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	liens upon property or assets acquired or sold by us or any of our subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

•

liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•	liens on cash and cash equivalents deposited with an escrow agent, trustee or similar person to defease or to satisfy and discharge in full any indebtedness;

•

liens upon or deposits of any assets to secure performance and liens in favor of issuers of surety or performance bonds, letters of credit, bankers’ acceptances or guarantees pursuant to the request of and for the account of us or any of our subsidiaries; and

•

liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed.

“person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“restricted property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of Oceaneering or any of its restricted subsidiaries, whether owned on or acquired after the original issue date of the existing notes, unless, in the opinion of the board of directors of Oceaneering, such plant or facility or other asset is not of material importance to the total business conducted by Oceaneering and its restricted subsidiaries taken as a whole; provided, that any such individual property shall be deemed to not be a restricted property (without the need for any board resolution) if such property does not have a fair value in excess of 0.25% of the total assets included in Oceaneering’s most recent quarterly consolidated balance sheet, provided further that the aggregate fair value of properties excluded pursuant to the preceding proviso shall not exceed $100,000,000.

“restricted subsidiary” means any subsidiary of Oceaneering which owns a restricted property.

“subsidiary” means (i) any corporation of which a majority of the outstanding Voting Stock is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or both, (ii) a partnership in which we or our subsidiaries are, at the date of determination, a general or limited partner of such partnership, but only if we or our subsidiaries are entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other person (other than a corporation or partnership) in which we or any of our subsidiaries, directly or indirectly, at the date of determination thereof, have (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

Restrictions on Sale and Leaseback Transactions

Under the terms of the notes, we will not, and will not permit any restricted subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)	fair value is received by us or the relevant restricted subsidiary for the property sold (as determined in good faith by us or the relevant restricted subsidiary); and

(2)

we or a restricted subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the greater of the net proceeds therefrom and the Attributable Debt associated with the property either: (i) to the redemption, repayment or retirement of third-party long-term debt that is not subordinated in right of payment to the notes (including the cancellation by the trustee of any debt securities of any series delivered by us to the trustee) or (ii) to the purchase by us or any restricted subsidiary of property substantially similar to the property sold or transferred or (iii) any combination of the applications referred to in clauses (i) and (ii).

In addition, we and our restricted subsidiaries may enter into a Sale and Leaseback Transaction if we or the restricted subsidiary would be entitled to incur indebtedness secured by a lien on restricted property at least equal in amount to the Attributable Debt with respect to such transaction pursuant to “Limitation on liens” above without having to secure equally and ratably the notes (without taking into account clauses (1) through (10) in the first paragraph thereof).

The foregoing covenant description and the related provisions of the indenture use the following defined terms.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the lesser of

(i)

the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes compounded semiannually; and

(ii)

if the obligation with respect to the Sale and Leaseback Transaction constitutes an obligation that is required to be accounted for as a capital lease obligation in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with U.S. generally accepted accounting principles and included in the financial statements of the lessee.

“Sale and Leaseback Transaction” means a sale or transfer made by us or a restricted subsidiary (except a sale or transfer made to us or another restricted subsidiary) of any restricted property, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to us or a restricted subsidiary, other than: (i) any such transaction involving a lease for a term (including renewals or extensions exercisable by us or any of our restricted subsidiaries) of not more than three years; or (ii) any such transaction entered into at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the restricted property.

Reporting

So long as the notes are outstanding, Oceaneering will furnish to the Trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC. Oceaneering will be deemed to have furnished such reports, information and documents to the Trustee if Oceaneering has filed such reports, information and documents with the SEC via the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) filing system (or any successor system) or has made available such reports, information and documents on its website. The Trustee shall have no responsibility to ensure that such filing has occurred.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof will not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including Oceaneering’s compliance with any of its covenants under the indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates and Oceaneering’s compliance certificates required by the indenture). The Trustee is not obligated to monitor or confirm, on a continuing basis or otherwise, Oceaneering’s compliance with this covenant or to determine whether such reports, information or documents have been posted on any website or filed with the SEC (via EDGAR or otherwise).

In addition, to the extent not satisfied by the reports required by this covenant, Oceaneering will furnish to holders thereof and prospective investors in the notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) (or any successor provision) of the Securities Act.

Consolidation, Merger and Sale of Assets

The indenture generally permits a consolidation, amalgamation or merger between us and another entity. It also permits the sale by us of our assets substantially as an entirety. The indenture provides, however, that we may consolidate or amalgamate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the notes and the performance of our covenants and obligations under the indenture and the notes; and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for us, and we will be relieved of any further obligation under the indenture and the notes.

Events of Default

The following are events of default with respect to the notes:

•	our failure to pay interest or any required additional amounts on the notes for 30 days;

•	our failure to pay principal of or any premium on the notes when due;

•	our failure to deposit any mandatory sinking fund payment for the notes when due for 30 days;

•

our failure to comply with any of our covenants or agreements in the notes or the indenture, other than an agreement or covenant that we have included in the indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of all the outstanding notes; and

•	specified events involving bankruptcy, insolvency or reorganization of Oceaneering.

The Trustee may withhold notice to the holders of the notes of any default or event of default, except in any payment on the notes, if the Trustee in good faith determines that withholding notice is in the interest of the holders of the notes.

If an event of default for the notes occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes, or, in some cases, 25% in principal amount of all debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on the notes to be immediately due and payable. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the notes will become immediately due and payable without any action on the part of the Trustee or any holder. The holders of a majority in principal amount of the outstanding notes, or of a majority in principal amount of all debt securities affected, voting as one class, may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indenture may give rise to cross defaults on our other indebtedness.

A holder of the notes is able to pursue any remedy under the indenture only if:

•	the holder gives the Trustee written notice of a continuing event of default for the notes;

•	the holders of at least 25% in principal amount of the outstanding notes make a written request to the Trustee to pursue the remedy;

•	the holder or holders offer to the Trustee indemnity satisfactory to it;

•	the Trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the Trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of the notes to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding notes, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; and

•	exercising any trust or power conferred on the Trustee not relating to or arising under an event of default.

The indenture requires us to file with the Trustee each year a written statement as to our compliance with the covenants contained in the indenture.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding notes, acting as one class, consent to it. Without the consent of the holder of the notes, however, no amendment or supplement may:

•	reduce the amount of the notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the notes;

•	reduce the principal of, premium on or any mandatory sinking fund payment for the notes;

•	change the stated maturity of the notes;

•	reduce any premium payable on the redemption of the notes or change the time at which the notes may or must be redeemed;

•	change any obligation to pay additional amounts on the notes;

•	make the payments on the notes payable in any currency or currency unit other than as the notes originally state;

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes;

•

make any change in the percentage of principal amount of the notes necessary to waive compliance with specified provisions of the indenture or to make any change in the indenture’s provisions for modification; or

•	waive a continuing default or event of default regarding any payment on the notes.

We and the Trustee may agree to amend or supplement the indenture or waive any provision of the indenture without the consent of any holders of the notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	to provide any security for or add guarantees of the notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of the notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to the notes;

•

to make any change that does not adversely affect any outstanding notes in any material respect; provided that any change made solely to conform the provisions of the indenture to this “Description of the Registered Notes” will not be deemed to adversely affect any outstanding notes issued under the indenture in any material respect;

•	to facilitate the defeasance or discharge of the notes if that change does not adversely affect the holders of the notes or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding notes, or of all debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to the notes. Those holders may not, however, waive any default or event of default in any payment on the notes or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge and Defeasance

We will be discharged from all obligations under the indenture with respect to the notes, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the notes, if:

•	all notes previously authenticated and delivered under the indenture have been delivered to the Trustee for cancellation; or

•

all notes have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the Trustee funds or government securities sufficient to make payments on the notes on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the Trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

In addition to our right of discharge described above, if we deposit with the Trustee funds or government securities sufficient to make payments on the notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes, including our obligations to comply with the covenant described under “—Consolidation, Merger and Sale of Assets” and to make payments on the notes, will survive (“covenant defeasance”).

If we defease the notes, the holders of the notes will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes and maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, some of our other obligations under the indenture and the notes, as described above, will also survive.

In order to elect legal defeasance or covenant defeasance, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the Internal Revenue Service or a change in law to that effect.

Notices

Notices to holders of notes will be sent to the holder’s address as it appears in the notes register.

Information Regarding the Trustee

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The Trustee and its affiliates provide and may from time to time in the future provide other services to us in the ordinary course of their business.

If an event of default occurs and is continuing, the Trustee must use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the notes only after those holders have offered the Trustee indemnity satisfactory to it.

The indenture limits the right of the Trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The Trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Payment and Paying Agent

We will make payments on the notes in U.S. dollars at the office of the Trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment.

We have designated the Trustee under the indenture as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us upon written request any funds held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Book-Entry Delivery and Settlement

We will issue the Registered Notes in the form of one or more global notes in definitive, fully registered form. The global notes will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will remain in the custody of the Trustee.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by it from time to time. Neither we nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes; and

•

ownership of the Registered Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Registered Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Registered Notes represented by that global note for all purposes under the Indenture and under the Registered Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the Registered Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Registered Notes under the Indenture or the global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Registered Notes.

Payments on the Registered Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Registered Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Initial settlement for the Registered Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Although DTC has agreed to the foregoing procedures to facilitate transfers of the Registered Notes among its participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as the beneficial owner of the Registered Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the Indenture should occur.

EXCHANGE OFFER; REGISTRATION RIGHTS

The following summary includes a description of the material terms and provisions of the Registration Rights Agreement. This description is qualified in its entirety by reference to the terms and conditions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement in its entirety because it, not the following summary, will define your rights as a holder of Registered Notes under that agreement. A copy of the Registration Rights Agreement has been filed with the SEC and may also be obtained upon request at the address set forth under “Incorporation by Reference.”

On October 2, 2023, we and the initial purchasers of the Restricted Notes entered into a Registration Rights Agreement pursuant to which we agreed, for the benefit of the holders of the Restricted Notes, to use our commercially reasonable efforts to (1) cause to be filed with the SEC an exchange offer registration statement on an appropriate registration form with respect to an offer to exchange the Restricted Notes for Registered Notes having substantially identical terms as the Restricted Notes and evidencing the same indebtedness as the Restricted Notes (except that the Registered Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear a different CUSIP number than the Restricted Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Restricted Notes, as discussed below), and (2) cause such registration statement to be declared effective under the Securities Act.

When the SEC declares the registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. The exchange offer will remain open for at least 20 business days (or shorter or longer if required by applicable law) after the date we deliver notice of the exchange offer to the holders of Restricted Notes. For each Restricted Note surrendered to us under the exchange offer, the holder will receive a Registered Note of equal principal amount. Interest on the Registered Notes will accrue from August 1, 2023.

Each holder of Restricted Notes that participates in the exchange offer will be required to represent:

•	that any Registered Notes to be received by it will be acquired in the ordinary course of its business;

•

that, it does not engage in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act;

•	that it is not an “affiliate” of Oceaneering within the meaning of Rule 405 under the Securities Act; and

•

if it is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes, that the Restricted Notes were acquired as a result of market-making or other trading activities and that it will deliver a prospectus (or, to the extent permitted by law, make a prospectus available) in connection with any resale of the Registered Notes. In this case, we agree to maintain the effectiveness of the exchange offer registration statement until the earlier of (i) 120 days from the date the registration statement becomes effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities.

We will use our commercially reasonable efforts to complete the exchange offer promptly after the registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes.

Restricted Notes not tendered in the exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to additional interest) after the consummation of the exchange offer.

In the event that we determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, an exchange offer is not completed by the 360th day after issuance of the Restricted Notes, or, in certain circumstances, upon written request from a holder of Restricted Notes, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Restricted Notes, and to keep that shelf registration statement effective until the earliest of (A) the time when any such Restricted Notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations by non-affiliates of ours under clause (d) of Rule 144, (B) the date on which all such Restricted Notes are disposed of in accordance with the shelf registration statement and (C) one year after its original effective date. We will, in the event of such a shelf registration, provide to each holder of Restricted Notes copies of a prospectus, notify each holder of Restricted Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Restricted Notes. A holder that sells Restricted Notes under the shelf registration statement generally will be required to make certain representations to us (as described above), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations). Holders of Restricted Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Restricted Notes for Registered Notes in the exchange offer.

A “registration default” will occur if the exchange offer is not for any reason completed by the 360th day after issuance of the Restricted Notes (or, if required, the applicable shelf registration statement is not declared effective by the SEC on or prior to such date), or if any shelf registration statement required by the Registration Rights Agreement has been declared effective and thereafter either ceases to be effective or the related prospectus ceases to be usable at any time during the required effectiveness period (subject to certain exceptions), and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. In that case, the annual interest rate borne by the Restricted Notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or such registration statement and related prospectus become effective or usable again.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Restricted Notes is payable. The Registered Notes will be accepted for clearance through DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Registered Notes in the exchange offer. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Restricted Notes who hold the Restricted Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the Internal Revenue Service (the “IRS”), all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; or holders that hold Restricted Notes as part of a straddle, constructive sale, or conversion transaction or other integrated or risk reduction transaction.

This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Restricted Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.

This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Restricted Notes for Registered Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

Consequences of Tendering Restricted Notes

The exchange of Restricted Notes for Registered Notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Restricted Notes for Registered Notes, your basis in the Registered Notes will be the same as your basis in the Restricted Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Registered Notes will include your holding period for the Restricted Notes exchanged.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of up to 90 days after the date on which the registration statement relating to the Registered Notes and the exchange offer is declared effective, the Company will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.

The Company will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offer, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the exchange offer, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay any and all expenses incident to the Company’s performance of or compliance with the Registration Rights Agreement, excluding the fees and expenses of counsel to the holders of the Restricted Notes or any underwriters (in the event that any participating holders sell Restricted Notes to any underwriters for reoffering to the public) and underwriting discounts and commissions, brokerage commissions and transfer fees, and the Company will indemnify and hold harmless the holders of the Restricted Notes (including the initial purchasers, among other persons) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offer, including out-of-pocket expenses for the exchange agent, will be paid by the Company. The Company will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.

LEGAL MATTERS

Baker Botts L.L.P. will pass upon certain legal matters for us in connection with the issuance of the Registered Notes.

EXPERTS

The consolidated financial statements of Oceaneering International, Inc. and subsidiaries appearing in Oceaneering International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Oceaneering International, Inc.’s and subsidiaries’ internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains information we have filed electronically with the SEC, which you can access at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

Our website is located at www.oceaneering.com. Our filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information contained on or accessible from our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to the Registered Notes and the exchange offer described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (which does not include information deemed pursuant to the SEC’s rules to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed pursuant to the SEC’s rules to be furnished and not filed with the SEC) until the exchange offer described in this prospectus is completed or otherwise terminated, including any such documents filed after the date of the initial registration statement and prior to the effectiveness of the registration statement:

•

our Annual Report on Form  10-K for the year ended December 31, 2022, including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2023 that are incorporated by reference in Part III therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023; and

•	our Current Reports on Form 8-K filed on February 27, 2023, May 17, 2023, July 10, 2023, September 20, 2023, September 22, 2023, October 4, 2023 and November 17, 2023.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

Oceaneering International, Inc.

5875 North Sam Houston Parkway West, Suite 400

Houston, Texas 77086

Attention: Corporate Secretary

Telephone: (713) 329-4500

OCEANEERING INTERNATIONAL, INC.

Offer to Exchange the Notes Set Forth Below Registered

Under the Securities Act of 1933, as amended for

Any and All Outstanding Restricted Notes

Set Forth Opposite the Registered Notes

REGISTERED NOTES	RESTRICTED NOTES
$200,000,000 6.000% Senior Notes due 2028 (CUSIP No. 675232 AD4)	$200,000,000 6.000% Senior Notes due 2028 (CUSIP Nos. 675232 AC6 and U6749M AA9)

PROSPECTUS

December 22, 2023